Exhibit 99.1

Noble Corporation plc 10 Brook Street London W1S 1BG England

PRESS RELEASE

NOBLE CORPORATION PLC REPORTS FOURTH QUARTER

AND FULL YEAR 2018 RESULTS

2018 HIGHLIGHTS AND RECENT ACCOMPLISHMENTS:

•	Best safety year on record

•	Record fleet performance with 97.3 percent uptime for the year

•	Contract backlog ends year at $2.4 billion

•	Exercised an option for the purchase of second newbuild jackup

•	Reactivation completed on three floating rigs and a jackup

•	Noble Tom Madden awarded one-year contract

•	75 percent of available days in jackup fleet already under contract in 2019

•	Floating fleet operating days increased 23 percent in the fourth quarter

LONDON, February 20, 2019 – Noble Corporation plc (NYSE: NE, the Company) today reported a net loss attributable to the Company for the three months ended December 31, 2018 (fourth quarter) of $33 million, or $0.13 per diluted share, on revenues of $310 million. Results for the fourth quarter included a discrete tax benefit and a gain from the retirement of debt, which together totaled $66 million, or $0.27 per diluted share, net of tax. These favorable items were partially offset by a loss of $9 million, or $0.04 per diluted share, resulting from the impairment of assets. Excluding the net favorable items, the net loss attributable to Noble Corporation plc for the three months ended December 31, 2018, would have been $90 million, or $0.36 per diluted share.

For the twelve months ended December 31, 2018, Noble Corporation plc reported a net loss attributable to the Company of $885 million, or $3.59 per diluted share, on revenues of $1.1 billion. Results for the year included net unfavorable items totaling $432 million, or $1.75 per diluted share, net of tax and non-controlling interests, related to asset impairments and the retirement of debt, partially offset by discrete tax items. Excluding the net unfavorable items, the net loss attributable to Noble Corporation plc for the twelve months ended December 31, 2018, would have been $453 million, or $1.84 per diluted share.

MORE

Julie J. Robertson, Chairman, President and Chief Executive Officer of Noble Corporation plc, noted, “While 2018 was another challenging year, Noble set a second consecutive annual record for operational performance, registering 97.3 percent uptime across the fleet, while again establishing record metrics for safety. We achieved these important milestones while experiencing steady improvement in fleet activity, with utilization of both our floating and jackup fleets completing the fourth quarter of 2018 at their highest levels for the year. Also, we completed reactivation projects during the year on three floating units and a jackup, with a reactivation project on a fourth floating unit in progress as the year concluded. These rig reactivations position the Company to successfully compete to fill incremental customer needs in 2019.”

Contract drilling services revenues for the fourth quarter of 2018 totaled $292 million, a nine percent improvement when compared to revenues of $267 million in the preceding quarter of 2018. The growth in revenues was driven largely by higher fleet activity, led by the floating rig fleet where operating days improved 23 percent from the previous quarter. Also, revenues were supported by a reduction in fleet downtime, which declined to 2.1 percent in the fourth quarter (97.9 percent uptime) compared to fleet downtime of 5.2 percent in the preceding quarter of 2018. The improvement in fleet operating days drove total fleet utilization in the fourth quarter to 75 percent, the highest level experienced in 2018. The measure was up from 69 percent in the preceding quarter of 2018.

Contract drilling services costs for the fourth quarter of 2018 increased 10 percent to $179 million compared to $163 million in the preceding quarter of 2018. The increase was due largely to higher fleet activity, including increased operating days for the drillship Noble Tom Madden, the semisubmersible Noble Clyde Boudreaux and the jackup Noble Sam Hartley. Reactivation costs associated with the drillship Noble Sam Croft and other measures directed at elevating overall fleet readiness also contributed to the increase in costs. Contract drilling margin for the fourth quarter was 39 percent, unchanged from the preceding quarter in 2018.

Operating Highlights

Utilization in the fourth quarter of the Company’s floating rig fleet, consisting of eight drillships and four semisubmersibles, improved to 56 percent compared to 45 percent in the previous quarter of 2018, and 37 percent in the first quarter of 2018, which represented the lowest utilization

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measure for the floating fleet during the year. A 23 percent increase in floating fleet operating days, when compared to the third quarter, was largely driven by the semisubmersible Noble Clyde Boudreaux, following a full quarter of operations offshore Myanmar, and the drillship Noble Tom Madden, which, in October 2018, commenced operations offshore Guyana. Both rigs completed reactivation programs during the third and fourth quarters of 2018, respectively. Revenues for the floating fleet in the fourth quarter advanced 17 percent when compared to the previous quarter in 2018 following increased contributions from the semisubmersible Noble Clyde Boudreaux, as well as the drillships Noble Tom Madden, Noble Globetrotter II and Noble Don Taylor. The reactivation of the drillship Noble Sam Croft continued in the fourth quarter ahead of an expected first quarter 2019 contract commencement in the U.S. Gulf of Mexico, to be followed by a contract assignment in South America, which should commence by mid-2019. The Company began 2019 with eight of its nine actively marketed floating units under contract, amounting to 49 percent of the available days for the year.

Utilization in the fourth quarter of the Company’s jackup fleet, comprised of 12 active units, was 94 percent compared to 93 percent in the preceding quarter of 2018, and 56 percent in the first quarter, which represented the lowest measure in 2018. The slight improvement from the preceding quarter was due primarily to higher activity on the Noble Sam Hartley, which in October commenced operations in the North Sea following relocation of the rig from Southeast Asia. The improvement in activity was partially offset by the Noble Tom Prosser, which completed a contract offshore East Timor in November. The rig was idle for the remainder of the fourth quarter and into the first quarter of 2019 pending the completion of a five-year regulatory survey. The Noble Tom Prosser is expected to recommence operations in the near term offshore Australia and remain under contract into the first half of 2020. When compared to the third quarter, jackup revenues in the fourth quarter of 2018 were essentially flat. Following the close of the fourth quarter, the standard-duty jackup Noble Gene House, which completed a contract in late-December 2018, was retired from service. With the retirement of the Noble Gene House, the Company’s jackup fleet stands at 12 units, including the recently acquired jackup Noble Johnny Whitstine. As previously reported, the Company exercised an option to purchase a second newbuild jackup, the Noble Joe Knight, concurrent with the award of a three-year contract. The Company began 2019 with all 12 of its jackup rigs contracted, covering 75 percent of the available days in the year.

Backlog, Capital and Balance Sheet

At December 31, 2018, the Company’s contract backlog was $2.4 billion, with an estimated $1.5 billion related to the floating rig fleet and $926 million to the jackup fleet. Approximately $945 million of the backlog is attributable to the year 2019, with an estimated 62 percent of the available days in the year committed to contracts across the Noble fleet.

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Capital expenditures for the fourth quarter of 2018 were $61 million, of which $22 million was devoted to sustaining capital and $39 million related to fleet projects, reactivation programs and other projects. For the year 2018, capital expenditures totaled $221 million, which included $83 million in sustaining capital, $34 million related to the purchase of the Noble Johnny Whitstine and $104 million for fleet projects, reactivation programs and other projects. Capital expenditures associated with the purchase of the Noble Johnny Whitstine exclude $60 million of the rig’s purchase price, which was seller-financed. The Company expects capital expenditures for the full year of 2019 to total $250 million. This estimate includes $90 million in sustaining capital, $30 million related to the purchase of the Noble Joe Knight and $130 million for fleet projects, reactivation programs and other projects. The pending purchase of the Noble Joe Knight also includes $54 million with seller-financing similar to the Noble Johnny Whitstine, which is excluded from the full year 2019 capital estimate.

At December 31, 2018, cash and equivalents totaled $375 million compared to $326 million at the conclusion of the third quarter in 2018, while revolving credit facilities remained undrawn. Total debt at the conclusion of 2018 was $3.9 billion, essentially unchanged from the previous quarter.

Outlook

Ms. Robertson highlighted the strong geographic alignment of the Noble fleet and its positive implications for 2019. She stated, “As we commence the new year, 85 percent of our jackup fleet is, or will soon be operating in the North Sea and Middle East, two outstanding regions when we consider prospects for incremental jackup demand. Also, we expect to benefit from the presence of our floating rigs in the Western Hemisphere, where increased levels of exploration and growing customer activity are expected to drive additional rig needs, as demonstrated by the recent one-year contract award for the Noble Tom Madden offshore Guyana. Our regional alignment and continued operational excellence should lead to year-over-year improvement in total fleet operating days.”

A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release and can also be found at www.noblecorp.com. It provides a reconciliation for revenues, net loss, income tax and diluted earnings per share for the fourth quarter 2018, fourth quarter of 2017 and full years 2018 and 2017.

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About Noble Corporation plc

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 24 offshore drilling units, consisting of 12 drillships and semisubmersibles and 12 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at 10 Brook Street, London, W1S 1BG England. Additional information on Noble is available at www.noblecorp.com.

Forward-looking Disclosure Statement

Statements regarding contract backlog, future earnings, costs, expense management, revenue, rig demand, fleet condition, operational or financial performance, shareholder value, contract commitments, dayrates, contract commencements, contract extensions, renewals or renegotiations, rig reactivations, shipyard risks and timing of shipyard deliveries, delays in mobilization of rigs, letters of intent or award, industry fundamentals, customer relationships and requirements, strategic initiatives, future performance, growth opportunities, the offshore drilling market, market outlook, capital allocation strategies, our financial position, business strategy, taxes and tax rates, liquidity, competitive position, capital expenditures, financial flexibility, debt levels, debt repayment, the outcome of any dispute, litigation, audit or investigation, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside of the U.S., actions or claims by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, market conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

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Conference Call

Noble also has scheduled a conference call and webcast related to its fourth quarter and full year 2018 results on Thursday, February 21, 2019, at 8:00 a.m. U.S. Central Standard Time. Interested parties are invited to listen to the call by dialing 1-833-245-9653, or internationally 1-647-689-4225, using access code: 6556717, or by asking for the Noble Corporation plc conference call. Interested parties may also listen over the Internet through a link posted in the Investor Relations section of the Company’s Website.

A replay of the conference call will be available on Thursday, February 21, 2019, beginning at 1:00 p.m. U.S. Central Standard Time, through Saturday, March 23, 2019, ending at 11:00 p.m. U.S. Central Daylight Time. The phone number for the conference call replay is 1-800-585-8367 or, for calls from outside of the U.S., 1-416-621-4642, using access code: 6556717. The replay will also be available on the Company’s Website following the end of the live call.

For additional information, contact:

Jeffrey L. Chastain,

Vice President – Investor Relations and Corporate Communications,

Noble Drilling Services Inc., 281-276-6383, or at jlchastain@noblecorp.com

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NOBLE CORPORATION PLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Operating revenues
Contract drilling services	$292,049	$321,095	$1,036,082	$1,207,026
Reimbursables and other	17,843	8,490	46,744	29,889

	309,892	329,585	1,082,826	1,236,915

Operating costs and expenses
Contract drilling services	178,666	153,343	629,937	642,937
Reimbursables	14,761	5,061	37,084	18,435
Depreciation and amortization	114,226	138,071	486,530	547,990
General and administrative	14,694	21,765	73,216	71,634
Loss on impairment	9,290	121,639	802,133	121,639

	331,637	439,879	2,028,900	1,402,635

Operating loss	(21,745)	(110,294)	(946,074)	(165,720)
Other income (expense)
Interest expense, net of amount capitalized	(73,741)	(72,446)	(297,611)	(291,989)
Gain (loss) on extinguishment of debt, net	6,866	—	(1,793)	—
Interest income and other, net	1,488	1,801	8,302	7,897

Loss from continuing operations before income taxes	(87,132)	(180,939)	(1,237,176)	(449,812)
Income tax benefit (provision)	56,307	167,960	106,641	(42,629)

Net loss from continuing operations	(30,825)	(12,979)	(1,130,535)	(492,441)
Net loss from discontinued operations, net of tax	—	—	—	(1,486)

Net loss	(30,825)	(12,979)	(1,130,535)	(493,927)
Net (income) loss attributable to noncontrolling interests	(2,237)	(11,696)	245,485	(22,584)

Net loss attributable to Noble Corporation plc	$(33,062)	$(24,675)	$(885,050)	$(516,511)

Net loss attributable to Noble Corporation plc
Loss from continuing operations	$(33,062)	$(24,675)	$(885,050)	$(515,025)
Net loss from discontinued operations, net of tax	—	—	—	(1,486)

Net loss attributable to Noble Corporation plc	$(33,062)	$(24,675)	$(885,050)	$(516,511)

Per share data
Basic:
Loss from continuing operations	$(0.13)	$(0.10)	$(3.59)	$(2.10)
Loss from discontinued operations	—	—	—	(0.01)

Net loss attributable to Noble Corporation plc	$(0.13)	$(0.10)	$(3.59)	$(2.11)

Diluted:
Loss from continuing operations	$(0.13)	$(0.10)	$(3.59)	$(2.10)
Loss from discontinued operations	—	—	—	(0.01)

Net loss attributable to Noble Corporation plc	$(0.13)	$(0.10)	$(3.59)	$(2.11)

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2018	December 31, 2017
ASSETS
Current assets
Cash and cash equivalents	$375,232	$662,829
Accounts receivable, net	200,722	204,696
Prepaid expenses and other current assets	83,102	171,450

Total current assets	659,056	1,038,975

Property and equipment, at cost	10,956,412	12,034,331
Accumulated depreciation	(2,475,694)	(2,545,091)

Property and equipment, net	8,480,718	9,489,240

Other assets	125,149	266,444

Total assets	$9,264,923	$10,794,659

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$—	$249,843
Accounts payable	125,557	84,032
Accrued payroll and related costs	50,284	54,904
Other current liabilities	189,616	204,245

Total current liabilities	365,457	593,024

Long-term debt	3,877,402	3,795,867
Other liabilities	367,490	455,140

Total liabilities	4,610,349	4,844,031

Commitments and contingencies

Equity
Total shareholders’ equity	4,253,171	5,276,161
Noncontrolling interests	401,403	674,467

Total equity	4,654,574	5,950,628

Total liabilities and equity	$9,264,923	$10,794,659

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Twelve Months Ended December 31,
	2018	2017
Cash flows from operating activities
Net loss	$(1,130,535)	$(493,927)
Adjustments to reconcile net loss to net cash flow from operating activities:
Depreciation and amortization	486,530	547,990
Loss on impairment	802,133	121,639
Loss on extinguishment of debt, net	1,793	—
Deferred income taxes	(68,416)	241,326
Other long-term asset write-off	—	29,032
Changes in components of working capital:
Change in taxes receivable	84,847	(49,865)
Net changes in other operating assets and liabilities	(4,501)	20,480

Net cash provided by operating activities	171,851	416,675

Cash flows from investing activities
Capital expenditures	(194,779)	(120,707)
Proceeds from disposal of assets, net	5,402	2,382

Net cash used in investing activities	(189,377)	(118,325)

Cash flows from financing activities
Issuance of senior notes	750,000	—
Repayments of debt	(972,708)	(300,000)
Debt issuance costs on senior notes and credit facilities	(15,639)	(42)
Dividends paid to noncontrolling interests	(27,579)	(56,881)
Taxes withheld on employee stock transactions	(3,470)	(4,320)

Net cash used in financing activities	(269,396)	(361,243)

Net decrease in cash and cash equivalents	(286,922)	(62,893)
Cash, cash equivalents and restricted cash, beginning of period	662,829	725,722

Cash, cash equivalents and restricted cash, end of period	$375,907	$662,829

NOBLE CORPORATION PLC AND SUBSIDIARIES

FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT

(In thousands, except operating statistics)

(Unaudited)

	Three Months Ended December 31,						Three Months Ended September 30,
	2018			2017			2018
	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total
Operating revenues
Contract drilling services	$292,049	$—	$292,049	$321,095	$—	$321,095	$267,238	$—	$267,238
Reimbursables and other	17,843	—	17,843	8,490	—	8,490	12,170	—	12,170

	$309,892	$—	$309,892	$329,585	$—	$329,585	$279,408	$—	$279,408

Operating costs and expenses
Contract drilling services	$178,666	$—	$178,666	$153,343	$—	$153,343	$162,985	$—	$162,985
Reimbursables	14,761	—	14,761	5,061	—	5,061	9,676	—	9,676
Depreciation and amortization	110,372	3,854	114,226	132,392	5,679	138,071	109,492	4,376	113,868
General and administrative	14,694	—	14,694	21,765	—	21,765	14,722	—	14,722
Loss on impairment	9,290	—	9,290	121,639	—	121,639	—	—	—

	$327,783	$3,854	$331,637	$434,200	$5,679	$439,879	$296,875	$4,376	$301,251

Operating loss	$(17,891)	$(3,854)	$(21,745)	$(104,615)	$(5,679)	$(110,294)	$(17,467)	$(4,376)	$(21,843)

Operating statistics
Jackups:
Average Rig Utilization	94%			76%			93%
Operating Days	1,037			971			1,028
Average Dayrate	$121,949			$134,413			$122,350
Semisubmersibles:
Average Rig Utilization	25%			17%			11%
Operating Days	92			92			42
Average Dayrate	$112,434			$261,661			$99,470
Drillships:
Average Rig Utilization	72%			60%			63%
Operating Days	527			440			460
Average Dayrate	$294,864			$378,709			$298,443
Total:
Average Rig Utilization	75%			58%			69%
Operating Days	1,655			1,503			1,530
Average Dayrate	$176,443			$213,664			$174,665

NOBLE CORPORATION PLC AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED NET INCOME (LOSS) PER SHARE

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Numerator:
Basic
Net loss from continuing operations	$(33,062)	$(24,675)	$(885,050)	$(515,025)
Net loss from discontinued operations, net of tax	—	—	—	(1,486)

Net loss attributable to Noble Corporation plc	$(33,062)	$(24,675)	$(885,050)	$(516,511)

Diluted
Net loss from continuing operations	$(33,062)	$(24,675)	$(885,050)	$(515,025)
Net loss from discontinued operations, net of tax	—	—	—	(1,486)

Net loss attributable to Noble Corporation plc	$(33,062)	$(24,675)	$(885,050)	$(516,511)

Denominator:
Weighted average shares outstanding—basic	246,793	244,970	246,614	244,743
Weighted average shares outstanding—diluted	246,793	244,970	246,614	244,743
Loss per share
Basic:
Loss from continuing operations	$(0.13)	$(0.10)	$(3.59)	$(2.10)
Loss from discontinued operations	—	—	—	(0.01)

Net loss attributable to Noble Corporation plc	$(0.13)	$(0.10)	$(3.59)	$(2.11)

Diluted:
Loss from continuing operations	$(0.13)	$(0.10)	$(3.59)	$(2.10)
Loss from discontinued operations	—	—	—	(0.01)

Net loss attributable to Noble Corporation plc	$(0.13)	$(0.10)	$(3.59)	$(2.11)

NOBLE CORPORATION PLC AND SUBSIDIARIES

NON-GAAP RECONCILIATION

Certain non-GAAP performance measures and corresponding reconciliations to GAAP financial measures for the Company have been provided for meaningful comparisons between current results and prior operating periods. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. In order to fully assess the financial operating results, management believes that the results of operations, adjusted to exclude the following items, which are included in the Company’s press release issued on February 20, 2019, and discussed in the related conference call on February 21, 2019, are appropriate measures of the continuing and normal operations of the Company:

(i)	In the first and fourth quarter of 2018, a loss on debt extinguishment;

(ii)	In the second quarter of 2018, an impairment of three of our rigs and certain capital spares equipment;

(iii)	In the third and fourth quarter of 2018, discrete tax benefits; and

(iv)	In the fourth quarter of 2018, an impairment of two of our rigs.

These non-GAAP adjusted measures should be considered in addition to, and not as a substitute for, or superior to, contract drilling revenue, contract drilling cost, contract drilling margin, average daily revenue, operating income, cash flows from operations, or other measures of financial performance prepared in accordance with GAAP. Please see the following Non-GAAP Financial Measures and Reconciliations for a complete description of the adjustments.

NOBLE CORPORATION PLC AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of Income Tax Benefit (Provision)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Income tax benefit (provision)	$56,307	$167,960	$106,641	$(42,629)

Adjustments
Noble Danny Adkins and Noble Jim Day rig damages	—	—	—	(4,845)
Noble Jim Day—Marathon Settlement	—	4,003	—	4,003
Noble Bully II—Shell Escalation Provision	—	380	—	380
Loss on impairment	—	(26,819)	(35,613)	(26,819)
Gain (loss) on debt extinguishment	1,442	—	(399)	—
Discrete tax items	(60,568)	(120,821)	(85,492)	139,264

Total Adjustments	(59,126)	(143,257)	(121,504)	111,983

Adjusted income tax benefit (provision)	$(2,819)	$24,703	$(14,863)	$69,354

Reconciliation of Net Loss Attributable to Noble Corporation plc	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net loss attributable to Noble Corporation plc	$(33,062)	$(24,675)	$(885,050)	$(516,511)

Adjustments
Noble Max Smith—write-off of receivables	—	—	—	14,419
Noble Danny Adkins and Noble Jim Day rig damages	—	—	—	9,425
Noble Jim Day—Marathon Settlement	—	(8,706)	—	(8,706)
Noble Bully II—Shell Escalation Provision	—	(12,473)		(12,473)
Loss on impairment	9,290	94,820	766,520	94,820
(Gain) loss on debt extinguishment	(5,424)	—	1,503	—
Discrete tax items	(60,568)	(120,821)	(85,492)	139,264
Net loss attributable to noncontrolling interests	—	—	(250,348)	—

Total Adjustments	(56,702)	(47,180)	432,183	236,749

Adjusted net loss attributable to Noble Corporation plc	$(89,764)	$(71,855)	$(452,867)	$(279,762)

Reconciliation of Diluted EPS Attributable to Noble Corporation plc	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Unadjusted diluted EPS attributable to Noble Corporation plc	$(0.13)	$(0.10)	$(3.59)	$(2.11)

Adjustments
Noble Max Smith—write-off of receivables	—	—	—	0.06
Noble Danny Adkins and Noble Jim Day rig damages	—	—	—	0.04
Noble Jim Day—Marathon Settlement	—	(0.04)	—	(0.04)
Noble Bully II—Shell Escalation Provision	—	(0.05)	—	(0.05)
Loss on impairment	0.04	0.39	2.09	0.39
(Gain) loss on debt extinguishment	(0.02)		0.01	—
Discrete tax items	(0.25)	(0.49)	(0.35)	0.57

Total Adjustments	(0.23)	(0.19)	1.75	0.97

Adjusted diluted EPS attributable to Noble Corporation plc	$(0.36)	$(0.29)	$(1.84)	$(1.14)